Astea Reports First Quarter 2015 Results

21% Increase in Total Revenues, 146% Increase in Software License Revenues, and 251% Increase in SaaS Revenues

HORSHAM, Pa., May 15, 2015 /PRNewswire/ -- Astea International Inc. (OTCQB: ATEA), a global provider of service management and mobile workforce solutions, today announced financial results for the quarter ended March 31, 2015.

For the quarter ended March 31, 2015, Astea reported revenues of $5.9 million compared to revenues of $4.8 million for the same period in 2014. Net loss for the first quarter was $0.8 million or ($0.26) per share, compared to a net loss of $1.3 million or ($0.37) per share for the same period in 2014. Software license revenues were $1.1 million, compared to $0.5 million for the same period in 2014. Subscription revenues were $0.3 million compared to $0.1 million for the same period in 2014. Service and maintenance revenues were $4.5 million compared to revenues of $4.3 million for the same period in 2014.

Adjusted EBITDA was $0.4 million for the quarter ended March 31, 2015 compared to ($0.5 million) for the same period in 2014. This measure eliminates the variation in operating results that occur from accounting rules related to the deferral of hosting and implementation fees on hosted customers as well as the rules related to the capitalization and amortization of development costs. Deferred revenues related to hosting increased $534,000 from last quarter. The details of Adjusted EBITDA are reported in the financial tables below.

"This quarter we attained an impressive set of new customers, generated from both our direct and indirect channels. We are very happy to see the positive impact that our strategic efforts have delivered to date. Some of our notable new customers include a leading provider of medical device equipment, in Germany, who will be deploying Astea's end-to-end solution suite; a premier service provider for power generation equipment, in North America, will be leveraging our cloud solution to transform their service operations; an Australian division of a Fortune 500 imaging and optical manufacturing company selected the Astea Alliance service management on premise platform; an Austrian provider of access management solutions will be leveraging Astea's robust and comprehensive cloud solution suite initially deploying in one geography with further expansion to many more countries; a leading IT services company in France selected Astea's service suite to reduce costs and improve customer satisfaction; and a leading provider of process control solutions in North America selected Astea to standardize service and improve productivity," stated Zack Bergreen, CEO of Astea International. "Additionally, our existing customers continued to significantly expand their deployments. This speaks volumes in regards to our unique combination of product, people, and proven ability to help our customers drive quantifiable results for their service operations."

"In February, we announced the availability of Astea Alliance 12.0, delivering a significant number of noteworthy innovations that will help companies accelerate response times, improve overall customer experience, and gain instant access to actionable intelligence. We remain relentless in the pursuit of providing powerful capabilities to the mobile user without adding complexity to the user experience. This release continued to build upon that philosophy with optimized user navigation; visualization tools to easily support self-dispatch; live chat to instantly connect technicians with experts; centralized parts order status view; support for Windows Phone; and much more," stated Mr. Bergreen. "Our ongoing commitment to innovation was also reaffirmed by Astea successfully achieving the Microsoft Gold Independent Software Vendor (ISV) Competency for the tenth consecutive year. This achievement demonstrates our "best-in-class" ability and commitment to meet our customers' evolving needs in today's dynamic business environment and distinguishing ourselves within the top 1 percent of Microsoft's partner ecosystem."

Outlook
Mr. Bergreen concluded, "There has been a flurry of merger and acquisition activity in our space lately which has resulted in consolidation of the number of options customers have available to select a vendor. Astea remains one of the few independent vendors still standing, with a commitment to an open architecture and ease of access to all complementary systems. While these acquired companies are busy focusing on assimilating into their new organizations, we continue to focus on the next wave of innovation and how we can deliver compelling capabilities that will help our customers achieve demonstrable success. Our sales, marketing, and partner acquisition activity has remained at the forefront of our focus, in all operating regions, and we expect this to continue. Additionally, we have had multiple customers go-live this quarter and as a result, many of those go-lives had subsequent phases which has also added to our professional services backlog."

Astea will host a conference call that will be broadcast live over the Internet on May 15, 2015 at 4:30pm ET to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/en/About-Us/Investors/page.aspx. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2015 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Results
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company's earnings release contains Non-GAAP financial measures. The Company's management believes the Non-GAAP financial information provided in this release is useful to investors' understanding and assessment of the Company's on-going core operations and prospects for the future. Management also uses both GAAP and Non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors. The Non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. Reconciliations between GAAP measures and Non-GAAP measures are provided later in this press release.

Financial Tables Follow

Astea International Inc.
Reconciliation of Reported Net (Loss) to EBITDA plus Change in Deferred Hosting Professional Services, Less Capitalized Software Development Costs
($ in '000's)

	Quarter Ending
	3/31/2015 (Unaudited)	3/31/2014 (Unaudited)
Net loss, as reported	(793)	(1,261)

Add back:
Interest expense	42	37
Income taxes	12	7
Depreciation and amortization	1,066	931

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	327	(286)

Increase (decrease) in deferred hosting	349	578
Increase (decrease) in deferred professional services - hosting	185	(63)
Capitalized software development costs	(426)	(681)

EBITDA plus change in deferred hosting services less capitalized software development costs	435	(452)

CONTACT: Investor Relations Contact: Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com